Exhibit 10.1

Bio-Rad Laboratories, Inc.	Corporate Offices 1000 Alfred Nobel Drive Hercules, California 94547 Phone: 510-724-7000 Fax: 510-741-5865

March 15, 2019

Andrew J. Last

3 Shadewell Court

Danville, CA 94506

Dear Andrew,

I am pleased to extend to you our written offer of employment to join Bio-Rad Laboratories as the Chief Operating Officer reporting directly to Norman Schwartz, President & CEO. In your new position, your bi-weekly salary will be $22,115.38, equivalent to $575,000 annually.

You are eligible to participate in our Corporate Incentive Bonus Plan (IBP) with a targeted bonus of 80% of your eligible earnings, payable in March 2020. Your bonus will be pro-rated based on your time in the position. The terms and conditions of the IBP are contained in the plan document which you will receive at a later date. You are eligible to receive a sign-on bonus of $50,000 (less taxes) payable within 30 days of your hire date.

You will also be eligible to participate in the 2019 Stock Program. We will grant 5000 Restricted Stock Units and 5000 Stock Options within 30 days of your hire date; this grant has an estimated target value of $1.7 to $2.2 million, based on our share performance history.

If after you begin employment with Bio-Rad your employment is terminated by Bio-Rad without good cause, you will be entitled to a lump sum severance payment equal to one-year of your then current annual base salary provided that you first enter into a full release of all claims in favor of Bio-Rad, its affiliates and their respective officers, directors and employees in a form provided by Bio-Rad.

This offer is contingent upon your passing a background check and drug test prior to starting employment and entering into a mutual agreement to arbitrate with the company. The type of information requested in the background check includes: education verification, previous employment verification, professional references, and criminal record check.

Bio-Rad maintains a smoke-free and drug-free work environment. As such, our expectation is that you complete a drug test within five days of this offer. Hire Right, our background screening provider, will contact you regarding a clinic location for the drug test.

Bio-Rad’s comprehensive benefits package provides you with a variety of options that will help meet your needs. You will have up to 31 days from your start date to enroll in these benefits. If you wish to enroll your eligible dependents, you may be required to present evidence of your dependents’ eligibility, such as a marriage certificate or birth certificate.

Please acknowledge your acceptance of this offer by March 18, 2019. This offer is null and void after this date. Once received, a ‘Welcome to Bio-Rad’ letter will be e-mailed with details regarding your on-boarding processes and a “tentative” new hire orientation date. Please note that an official start date can’t be determined until your background has cleared.

For over 60 years, Bio-Rad has benefited from the contributions of exceptional people like you. We seek the best talent to build on the success of our Company and we look forward to you joining our highly collaborative environment.

Sincerely,

/s/ Colleen Corey

Colleen Corey
SVP, Global Human Resources
Bio-Rad Laboratories

I accept Bio-Rad Laboratories’ offer of employment as herein described.

/s/ Andrew J. Last	3/18/19
Signature	Date